Exhibit 10.2
CONSULTING AGREEMENT
     This Consulting Agreement (this “Agreement”) is made by and between SUPERVALU INC, (the “Company” or “SUPERVALU”) and David Boehnen (“Consultant”).
Background
     A. SUPERVALU desires Consultant to render consulting and advisory services for SUPERVALU;
     B. The Consultant has expert knowledge relating to matters of corporate governance;
     NOW, THE PARTIES HERETO AGREE as follows:
1. Appointment.
     1.1. Consultant Appointed. SUPERVALU hereby appoints the Consultant as an independent consultant as of December 15, 2010, for a term of 12 months.
     1.2. Scope of Services. Consultant shall perform consulting services for, and at the request of, SUPERVALU, subject to Consultant’s availability at a level equal to twenty-five percent (25%) or more of the level of services provided by the Consultant as an employee of the Company during the thirty-six (36) month period immediately preceding his termination of employment. Such consulting services shall relate to issues of corporate governance and other corporate matters. It is the intent of the parties that Consultant will be rendering legal services to the Company.
     1.3. Reporting Relationship. During the term of this Agreement, Consultant shall report to the CEO and President, or his/her designee or successor, and shall attend Board of Director and weekly executive staff meetings, subject to Consultant’s availability.
2. Term.
     2.1. Term and Renewal. This Agreement shall be in force as of December 15, 2010, and continue for a period of twelve (12) months thereafter, unless sooner terminated as provided in Section 2. Consultant may, by written notice at anytime during the term of this Agreement, reduce the level of his services to a level which is less than twenty percent (20%) of the level of services provided by the Consultant during the immediately preceding thirty-six (36) month period. Such thirty-six (36) month period shall include employment with SUPERVALU prior to beginning services as a Consultant and services as a Consultant under this Agreement. After receipt of such notice, Consultant agrees to maintain such reduced level of services averaged over the remaining portion of the term of this Agreement.
     2.2. Termination. This Agreement shall be subject to termination by SUPERVALU at any time upon providing at least fourteen (14) days written notice to the other party.
     2.3. Effect of Termination. Notwithstanding anything to the contrary in this Agreement, Consultants’ obligations under Sections 2 and 5 shall survive termination of this Agreement.
     2.4. Return of SUPERVALU Property and Right to Copyright or Publish. Upon termination of the consulting arrangement under this Agreement, Consultant shall promptly deliver to SUPERVALU (i) all records and other items which are the property of SUPERVALU, or which relate in any way to the business, products, practices or techniques of SUPERVALU, and (ii) all other property, trade secrets and confidential information of SUPERVALU, which in any of these cases are in Consultant’s possession or under Consultant’s control. All of such items shall be the property of SUPERVALU, and SUPERVALU shall have the exclusive rights to copyright and publish such materials.
3. Compensation, Travel Expenses, Office, Title.
     3.1. Compensation. SUPERVALU shall pay to Consultant a consulting fee of $1 and other good and valuable consideration in exchange for Consultant’s services. Consultant understands and agrees that all other compensation for his 2011 services was prepaid by the Company in 2010, and Consultant is not entitled, and shall not seek, further compensation for consulting services provided pursuant to this Agreement. The Company is not entitled, and shall not seek, any return of any amounts paid or benefits provided to Consultant pursuant to that certain Separation Agreement and General Release between Consultant and the Company. The Company agrees to consider Consultant’s performance under this Agreement in determining whether to recommend a grant of Company stock options during calendar year 2011. Whether to provide such a grant remain completely within the discretion of the Company.
     3.2. Travel and Expenses. Consultant shall be reimbursed for reasonable travel and other expenses requested by SUPERVALU and incurred as a result of duties hereunder in the interest of SUPERVALU, provided (a) Consultant submits appropriate receipts to SUPERVALU, and (b) such expenses comply with SUPERVALU’s travel policies. Consultant hereby acknowledges that it is aware of SUPERVALU’s travel policies as they exist on the date hereof.
     3.3 Office, Email and Administrative Support. Consultant shall be provided with an office at SUPERVALU’s headquarters, regular administrative support, a Blackberry device and computer at Company cost, and a “supervalu.com” email address. It is the intention of the parties that Consultant shall retain his prior secretarial assignment and his same office.
     3.4 Title. The parties acknowledge and agree that Consultant shall not use his prior title or officer designation that he used as an employee. When using a title, Consultant shall use “Senior Counselor to the CEO” or some similar designation and shall not hold himself out as an officer or employee of the Company.
4. Notice.
     4.1. Notice. All notices to be given pursuant to this Agreement shall be in writing, and shall be given by certified or registered mail (postage prepaid) or by overnight delivery service (prepaid) or hand delivered to the addresses set forth below or at such other address as a party may from time to time specify in writing. Excluding bi-lateral contract modification documents, all notices shall be effective when actually received.
5. General Provisions.
     5.1. Assignment. This Agreement and the rights and obligations of the parties hereunder may not be assigned, in whole or in part, by either party without the prior written consent of the other party; except that SUPERVALU may assign its rights to any successor to that portion of its business to which this Agreement pertains who agrees to assume all of SUPERVALU’s obligations hereunder.

     5.2. Arbitration; Governing Law. Any controversy, claim, or dispute of whatever nature arising between the parties (a “Dispute”) shall be resolved by mediation or, failing mediation, by binding arbitration. This agreement to mediate or arbitrate shall continue in full force and effect despite the expiration, rescission, or termination of this Agreement.
Either party may begin the mediation process by giving a written notice to the other party setting forth the nature of the Dispute. The parties shall attempt in good faith to resolve the Dispute by mediation within 60 days of receipt of that notice.
If the Dispute has not been resolved by mediation as provided above, or if a party fails to participate in mediation, then the Dispute shall be resolved by binding arbitration in Minneapolis, Minnesota. The arbitration shall be undertaken pursuant to the substantive laws of the State of Minnesota and the Federal Arbitration Act, and the decision of the arbitrator(s) shall be enforceable in any court of competent jurisdiction. The parties knowingly and voluntarily waive their rights to have their dispute tried and adjudicated by a judge or jury.
Any party may demand arbitration as provided above by sending written notice to the other party. The arbitration and the selection of the arbitrator(s) shall be conducted in accordance with such rules as may be agreed upon by the parties, or, failing agreement within 30 days after arbitration is demanded, under the Commercial Arbitration Rules of the American Arbitration Association, as such rules may be modified by this agreement. In any Dispute which involves more than one million dollars in damages, three arbitrators shall be used. Unless the parties agree otherwise, they shall be limited in their discovery to directly relevant documents. The arbitrator(s) shall resolve any discovery disputes.
The arbitrator(s) shall have the authority to award actual money damages (with interest on unpaid amounts from the date due), specific performance, and temporary injunctive relief, but the arbitrator(s) shall not have the authority to award exemplary or punitive damages, and the parties expressly waive any claimed right to receive money damages in excess of its actual compensatory damages. The costs of arbitration, but not the costs and expenses of the parties, shall be shared equally by the parties. If a party fails to proceed with arbitration, unsuccessfully challenges the arbitration award, or fails to comply with the arbitration award, the other party is entitled to costs, including reasonable attorney’s fees, for having to compel arbitration or defend or enforce the award. Except as otherwise required by law, the parties agree to maintain as confidential all information or documents obtained during the arbitration process, including the resolution of the Dispute.
Notwithstanding the above, the parties recognize that certain business relationships could give rise to the need for one or more of the parties to seek emergency, provisional, or summary relief to repossess and sell or otherwise dispose of goods and/or fixtures, to prevent the sale or transfer of intellectual property, confidential information, goods and/or fixtures, or to protect real or personal property from injury, and for temporary injunctive relief. Immediately following the issuance of any such relief, the parties agree to the stay of any judicial proceedings pending mediation or arbitration of all underlying Disputes.
     5.3 Entire Agreement and Modification. This Agreement evidences the entire understanding and agreement of the parties hereto relative to the consulting arrangement between Consultant and SUPERVALU and the other matters discussed herein. This Agreement supersedes any and all other agreements and understandings, whether written or oral, relative to the matters discussed herein. No modification, amendment, supplement to or waiver of this Agreement shall be binding upon the parties hereto unless made in writing and duly signed by both parties.

     5.4. Severability. To the extent any provision of this Agreement shall be determined to be invalid or unenforceable, such provision shall be deleted from this Agreement, and the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected.
     5.5. Status of Consultant. In rendering services pursuant to this Agreement, Consultant shall be acting as an independent contractor and not as an employee or agent of SUPERVALU. As an independent contractor, Consultant shall have no authority, express or implied, to commit or obligate SUPERVALU in any manner whatsoever, and nothing contained in this Agreement shall be construed or applied to create a partnership, agency or joint venture relationship between Consultant and SUPERVALU. Consultant is liable for the payment of all taxes applicable to any compensation paid to Consultant hereunder, and SUPERVALU shall not withhold or pay any federal, state or local income, social security, unemployment or workers’ compensation taxes relative to such compensation.
     5.6. Headings. Headings are for convenience only and shall not be considered in the interpretation of this agreement.
     5.7. Waiver. A failure of either party to exercise any right provided for herein shall not be deemed a waiver of any right under this Agreement.
     5.8 Indemnification and Insurance Coverage. SUPERVALU agrees to indemnify and defend Consultant for any liability related to Consultant’s provision of services under this Agreement. In the event such indemnification is required, SUPERVALU will advance fees and expenses to Consultant consistent with the processes and standards for employees set forth in SUPERVALU’s Bylaws and applicable law. During the term of this Agreement, SUPERVALU shall (i) maintain Consultant as an “executive” under its applicable D&O insurance coverage and (ii) maintain professional services E&O coverage that covers Consultant as an independent contractor. Both such policies will provide for continued coverage or tail coverage for Consultant consistent with SUPERVALU’s standard practices.
IN WITNESS THEREOF, the parties have executed this Agreement as of the day and year written below.

SUPERVALU INC.	Consultant

Attn:	Attn:

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

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